Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-8 Registration Statement pertaining to the 2003 Incentive Plan, as amended of Conversion Services International, Inc. of our report dated April 20, 2006 (except for Notes 1, 2, 4, 12, 14, 17 and 24, as to which the date is May 22, 2006) relating to the consolidated financial statements of Conversion Services International, Inc. and Subsidiaries, included in its Annual Report (Form 10-KSB/A) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Friedman LLP

East Hanover, New Jersey
October 13, 2006